Exhibit 99.1

WABCO Reports Q3 2010 Results, Continues Strong Rise in Sales and Profit

Amid Industry Recovery; Raises Guidance for 2010

•	Q3 2010 sales of $545 million, up 50 percent in local currencies and up 43 percent on a U.S. GAAP basis from a year ago

•	Q3 2010 operating margin of 10.3 percent on a performance basis, up from 4.5 percent a year ago; operating margin of 10.1 percent on a U.S. GAAP basis, up from negative 0.8 percent a year ago

•	Q3 2010 diluted EPS of $0.71 on a performance basis, up from $0.19 a year ago; diluted EPS of $0.66 on a U.S. GAAP basis, up from $0.52 a year ago

•

In Q3 2010, WABCO generated $52.4 million of free cash flow on a performance basis, which excludes the European Commission fine indemnification payment, the impact from the company’s asset securitization program and net payments for streamlining activities; net cash used from operating activities was $381.7 million including these items

•	Raises guidance for full year 2010 sales growth to range from 46 to 47 percent in local currencies, up from 35 to 40 percent

•

Raises guidance for full year 2010 diluted EPS on a performance basis to now range from $2.47 to $2.57, up from $1.95 to $2.20; updates guidance on a U.S. GAAP basis to a loss ranging from $3.85 to $3.75 per share, replacing previous guidance of a loss ranging from $4.36 to $4.11 per share

BRUSSELS, Belgium, October 29, 2010 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported Q3 2010 sales of $545 million, up 50 percent in local currencies and up 43 percent on a U.S. GAAP basis from a year ago, reflecting an industry recovery that continues to gain globally.

“This quarter is the second in a row for growth in truck and bus production year on year in every region of the world, marking another uptick in the recovery of the commercial vehicle industry. Each region experienced double digit growth, including more than 60 percent in Europe and South America,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “Continuing to show the importance of emerging markets, China, India and Brazil accounted for 66 percent of the world’s truck and bus production in the third quarter.”

“In the third quarter, we increased sales worldwide by 50 percent in local currencies, continuing to outperform the global market,” said Esculier. “In addition to major sales growth from Europe, WABCO further benefited from our well anchored position in fast growing emerging economies such as China, India and Brazil, where we successfully sustain our ability to penetrate applicable markets for new technologies and systems, resulting in higher value of WABCO content per vehicle.”

“Also in the third quarter, our aftermarket sales grew by 25 percent year on year in local currencies, resulting in an all-time record quarter of aftermarket revenues,” said Esculier. “This outstanding performance indicates increased utilization of fleets while we also benefit from the continued superb execution of our aftermarket growth strategies initiated several years ago.”

WABCO reported Q3 2010 performance operating income of $56.4 million, up from $17.0 million a year ago, while operating income was $54.8 million on a U.S. GAAP basis, up from a $3.0 million loss a year ago. This strong increase in performance operating income in Q3 2010 represents an incremental operating margin of 22 percent, excluding the impact from foreign exchange translations.

WABCO reported Q3 2010 performance operating margin of 10.3 percent, up from 4.5 percent a year ago, while operating margin was 10.1 percent on a U.S. GAAP basis, up from a negative 0.8 percent a year ago.

Q3 2010 performance EBIT was $57.3 million, up from $16.4 million a year ago, while reported EBIT was $54.9 million, up from $34.3 million a year ago. As a result, WABCO reported Q3 2010 performance net income of $47.1 million or $0.71 per diluted share versus a performance net income of $12.5 million or $0.19 per diluted share a year ago, and a Q3 2010 U.S. GAAP net income of $44.0 million or $0.66 per diluted share versus net income of $33.8 million or $0.52 per diluted share a year ago.

WABCO used $381.7 million in net cash from operating activities in Q3 2010 which was impacted by three items: the European Commission fine indemnification payment of EUR 326 million ($437.2 million at the date of payment), the effects of $7.5 million from the company’s asset securitization program and net payments of $1.5 million associated with streamlining activities. Excluding these three items, Q3 2010 free cash flow on a performance basis totaled $52.4 million, which is a conversion of 119 percent of net income.

“For the third consecutive quarter, our results confirm WABCO’s powerful ability to transform market recovery into outstanding profitability,” said Esculier. “We continue to leverage last year’s exceptional efforts, including our significantly reduced cost structure. This quarter WABCO achieved an incremental gross profit margin of 33 percent, despite continuing severe constraints among many suppliers, and we generated an incremental operating profit margin of 22 percent, resulting in an operating margin above 10 percent.”

“WABCO’s Operating System, one of our industry’s most advanced management environments, remains remarkably flexible to adapt to fast changing markets. It delivered $11.1 million of materials and conversion productivity in Q3 2010, with materials productivity representing 2.7 percent of total materials cost, reflecting significantly higher prices, as anticipated, due to commodity inflation,” said Esculier. “In Q3 2010 we generated 5.7 percent of conversion productivity, matching our highest ever quarterly level. This result is a superlative achievement, particularly during a period of high growth.”

“Based on our strong results so far this year, along with a continuing positive outlook on market developments, we have raised WABCO’s previously announced full year 2010 guidance,” said Esculier.

Recent Highlights

On October 27, 2010, WABCO conducted live demonstrations of its new breakthrough OnGuardPLUS™ technology, an advanced emergency braking system (AEBS), at Technology Day 2010 in Brussels organized by the European Association of Automotive Suppliers. Available from 2012 for trucks and buses worldwide, OnGuardPLUS is the commercial vehicle industry’s first system in compliance with the European Union’s expected regulation to make AEBS mandatory on new heavy commercial vehicles from November 2013. Last month, WABCO presented its new breakthrough OnGuardPLUS™ technology at IAA Commercial Vehicles 2010, one of the industry’s most comprehensive trade shows.

Also in October 2010, WABCO announced that its TrailerGUARD™, a state-of-the-art telematics technology for trailer fleet management, has won the 2010 Telematics Award for asset protection, a top industry honor. TrailerGUARD combines trailer telematics with diagnostics of the braking system and other vehicle operating data. It is available for all types of trailers in Europe. Operating data can be implemented into the customer’s IT system for remote access via an internet portal to further improve trailer management.

In Q3 2010, WABCO disclosed that it is expanding the existing application of OptiDrive™ transmission automation technology on heavy duty vehicles to cover medium duty trucks and buses produced by Ashok Leyland, India’s second largest manufacturer of commercial vehicles. In 2009, Ashok Leyland became the first manufacturer of commercial vehicles in India to adopt OptiDrive systems for the Indian market. Volume production is expected in early 2011. WABCO’s OptiDrive system, a breakthrough in transmission automation technology, is a modular automated manual transmission solution and recipient of the 2010 Automotive News PACE™ Award, the automotive industry’s benchmark for innovation.

Also in Q3 2010, WABCO reported the five-year extension of its long term supply agreement with Cummins Inc. to furnish air compressors for applications in trucks and buses worldwide. The products will be made by WABCO Compressor Manufacturing Company, based in Charleston, South Carolina. Cummins Inc. designs, manufactures, distributes and services engines and related technologies, serving customers in approximately 190 countries through a network of more than 500 distributor and 5,200 dealer locations. The extension of the existing supplier agreement significantly expands business development with Cummins globally while further strengthening WABCO’s technology leadership.

WABCO announced in Q3 2010 that it has entered into a long term agreement with IVECO to supply innovative mechanical air processing technology for heavy duty trucks starting in 2011 for series production. It represents new business and further expands WABCO’s long established supply relationship with IVECO, a global manufacturer of commercial vehicles headquartered in Turin, Italy. WABCO furnishes IVECO with anti-lock braking, electronic braking and electronically controlled air suspension systems, as well as air compressor technology, vehicle control modules and braking products, among other components. This new contract reinforces strategic growth of WABCO’s air management business in Europe.

In Q3 at IAA Commercial Vehicles 2010, WABCO presented its suite of technology innovations that further improve vehicle efficiency and environmental sustainability. The company showcased its passion for technology to increase fuel economy, reduce vehicle weight and improve energy recovery, among other environmental benefits. For example, WABCO’s fuel-saving breakthroughs include OptiDrive™ transmission automation system which can save up to 5 percent on fuel consumption. In addition, WABCO clutch compressors boost fuel efficiency by optimally disengaging a truck or bus compressor from the engine when the vehicle’s air system reaches full pressure. It saves up to 264 gallons (1,000 liters) of fuel in long haul operation annually while reducing carbon dioxide emissions by as much as 5,700 pounds (2,600 kilograms).

In Q3 2010, WABCO’s Intelligent Trailer Program won the industry’s 2011 Trailer Innovation Award in recognition of WABCO’s technologies that contribute to safer and more efficient trailer operation. It includes TrailerGUARD™, a state-of-the-art telematics solution; TailGUARD™ for safer driving in reverse; OptiTurn™ for driver support when maneuvering curves; OptiLoad™ to automatically redistribute cargo weight and avoid trailer axle overload; Trailer Immobilizer, a security innovation to protect against theft; and Trailer Remote Control, an in-cabin device to increase safety and operational effectiveness. WABCO’s Intelligent Trailer Program is available for customers worldwide.

WABCO stated in Q3 2010 that it will supply advanced air disc braking technology to VALX, a Europe-wide provider of heavy duty trailer axles, through WABCO’s joint venture in China with Fuwa, the world’s largest manufacturer of commercial trailer axles. As of Q4 2010, WABCO’s majority-owned joint venture with Fuwa is expected to furnish VALX with trailer axles equipped with WABCO’s advanced air disc brakes manufactured in Taishan, China. VALX has chosen WABCO’s single piston air disc brake technology, featuring the industry’s most effective weight-to-performance ratio for heavy duty vehicles. It marks further success in WABCO’s global expansion as the company leverages supply chain and manufacturing capabilities in China to increase market share of advanced braking products in Europe.

WABCO confirmed in Q3 2010 that it has appealed the recently announced decision by the European Commission to assess a EUR 326 million civil fine ($400 million at the date of assessment) against entities representing the former American Standard Companies Inc. and certain of its former operations in Europe. As previously disclosed, WABCO has never manufactured or marketed any of the products that are the subject of this investigation, however, WABCO is obliged to indemnify American Standard Companies Inc., now known as Trane Inc., and certain of its former entities involved in the Commission’s investigation against any fine related to this investigation. WABCO filed its appeal on September 8, 2010 in the General Court of the European Union. Separately, the company also requested an expedited procedure for its appeal; this request was denied on October 22, 2010.

WABCO Raises Full Year 2010 Guidance

Raising its full year 2010 guidance, WABCO now expects an estimated increase in 2010 sales of 46 to 47 percent in local currencies, up from 35 to 40 percent in its previous guidance.

WABCO has also raised its full year 2010 guidance for performance operating margin to range from 9.7 to 10.0 percent, up from its previous guidance of 8.5 to 9.5 percent, and operating margin on a U.S. GAAP basis to range from 9.4 to 9.7 percent, up from its previous guidance of 8.2 to 9.2 percent.

Furthermore, WABCO has raised its full year 2010 guidance for diluted earnings per share on a performance basis to range from $2.47 to $2.57, an upgrade of previous guidance that ranged from $1.95 to $2.20. WABCO has adjusted its full year 2010 guidance for diluted earnings per share on a U.S. GAAP basis to a loss ranging from $3.85 to $3.75 per share, replacing previous guidance of a loss ranging from $4.36 to $4.11 per share.

WABCO reiterates that it expects to convert between 80 and 90 percent of its net income into free cash flow on a performance basis, excluding the European Commission fine indemnification, the effects of the company’s asset securitization program and net payments associated with streamlining activities.

“As the commercial vehicle industry continues its recovery, we see further strengthening of market conditions that favor WABCO’s three-pillar strategy of technology leadership, global expansion and excellence in execution,” said Esculier. “Looking ahead, we expect to enter 2011 with strong momentum on a path of growth while demonstrating the outstanding success of WABCO.”

Conference Call

WABCO Chairman and Chief Executive Officer Jacques Esculier and Chief Financial Officer Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com where the press release and financial information will be available under “WABCO Q3 2010 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 408 940 3818 and U.S. toll-free dial-in number is 877 844 0834.

A replay of the call will be available from 12:00 Noon Eastern Time on October 29 until midnight November 29, 2010. Replay dial-in number is +1 706 645 9291 and U.S. toll-free dial-in number is 800 642 1687. Pass code is 13595550.

About WABCO

WABCO (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, trailer and bus manufacturers. With sales of $1.5 billion in 2009, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q3 2010 results, several tables follow this news release. EBIT and sales excluding the effects of foreign exchange are non-GAAP financial measures. Additionally, operating income, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining items, the European Commission fine indemnification, the one-time impact from the Indian joint venture transactions, and discrete and other one-time tax items, as applicable. Free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. Free cash flow on a performance basis excludes net cash used for the European Commission fine indemnification, the impact from the company’s asset securitization program and net payments for streamlining activities. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

•	Q3 2010 Data Supplement Sheet

•	Nine Months Ended September 30 2010 Data Supplement Sheet

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2010 Guidance

Media, investors and analysts contact

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$545.2	$382.0	$1,548.5	$1,031.9
Cost of sales	394.7	284.2	1,108.2	783.2
Streamlining expenses	2.3	11.0	2.7	36.2

Gross profit	148.2	86.8	437.6	212.5
Cost and expenses:
Selling and administrative expenses	73.9	61.3	224.9	179.5
Product engineering expenses	19.8	20.1	60.5	58.0
Streamlining (income)/expenses	(1.6)	7.6	(0.8)	19.3
Other operating expenses/(income), net	1.3	0.8	4.9	(3.7)

Operating income/(loss)	54.8	(3.0)	148.1	(40.6)

European Commission fine indemnification	—	—	(400.4)	—
Equity income of unconsolidated joint ventures, net	3.2	1.6	6.9	2.1
Other non-operating income/(expense), net	0.1	(4.5)	(4.8)	(5.9)
Indemnification and other settlements	—	41.3	—	41.3
Fair value adjustment/(charge) of the noncontrolling interest prior to taking control	—	0.6	—	(11.5)
Interest (expense)/income, net	(0.5)	0.2	(1.2)	0.9

Income/(loss) before income taxes	57.6	36.2	(251.4)	(13.7)

Income taxes	10.4	0.7	30.2	3.7

Net income/(loss) including noncontrolling interest	47.2	35.5	(281.6)	(17.4)

Less: Net income attributable to noncontrolling interest	3.2	1.7	9.1	2.5

Net income/(loss)	$44.0	$33.8	$(290.7)	$(19.9)

Net income/(loss) per common share
Basic	$0.68	$0.53	$(4.52)	$(0.31)
Diluted	$0.66	$0.52	$(4.52)	$(0.31)

Common shares outstanding
Basic	64,478,630	64,039,101	64,350,287	64,008,585
Diluted	66,540,027	64,841,763	64,350,287	64,008,585

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

(Amounts in millions)	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$111.4	$350.2
Accounts receivable, less allowance for doubtful accounts: $8.1 in 2010; $9.3 in 2009	285.0	264.2
Inventories	197.6	155.3
Future income tax benefits	10.3	4.6
Other current assets	92.5	41.4

Total current assets	696.8	815.7

Facilities, less accumulated depreciation	347.1	368.2
Goodwill	382.7	399.4
Capitalized software costs, less accumulated amortization: $159.8 in 2010; $154.5 in 2009	20.5	22.0
Long-term future income tax benefits	60.4	56.2
Investments in unconsolidated joint ventures	13.9	11.1
Patents and intangibles	19.3	21.7
Other assets	24.0	21.3

Total Assets	$1,564.7	$1,715.6

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$20.2	$1.7
Accounts payable	160.2	111.2
Accrued payroll	111.0	68.8
Current portion of warranties	43.4	43.1
Taxes payable	11.8	11.4
Indemnification and other separation related liabilities	14.2	11.6
Streamlining liabilities	17.5	31.7
Other accrued liabilities	112.3	75.7

Total current liabilities	490.6	355.2

Long-term debt	215.7	154.4
Post-retirement benefits	337.5	355.6
Deferred tax liabilities	28.0	25.8
Long-term indemnification liabilities	27.2	27.9
Long-term income tax liabilities	70.7	69.8
Other liabilities	42.3	48.0

Total Liabilities	1,212.0	1,036.7

Total Equity	352.7	678.9

Total Liabilities & Equity	$1,564.7	$1,715.6

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended September 30,
(Amounts in millions)	2010	2009

Operating activities:
Net income including noncontrolling interest	$47.2	$36.3
Adjustments to reconcile net income to net cash (used in) / provided by operating activities:
Depreciation	17.9	15.4
Amortization of capitalized software and other intangibles	4.1	5.6
Fair value adjustment of the noncontrolling interest prior to taking control	—	(0.6)

Equity in earnings of unconsolidated joint ventures, net of dividends received	(1.8)	1.5

Non-cash stock compensation	3.1	3.2
Loss/(gain) on sale or disposal of facilities	0.8	(0.1)
Indemnification settlements	—	(41.3)
Changes in assets and liabilities:
Accounts receivable	(8.5)	(9.1)
Inventories	(23.8)	(12.7)
Accounts payable	18.0	8.8
Other accrued liabilities and taxes	(421.7)	9.8
Post-retirement benefits	(0.1)	(0.7)
Other current and long-term assets	(16.9)	14.7
Other long-term liabilities	—	0.6

Net cash (used in) / provided by operating activities	(381.7)	31.4

Investing activities:
Purchases of property, plant and equipment	(13.3)	(10.9)
Investments in capitalized software	(1.8)	(0.8)
Proceeds from disposal of property, plant and equipment	3.0	—

Net cash used in investing activities	(12.1)	(11.7)

Financing activities:

Net repayments of long-term debt	(0.1)	(156.8)
Net borrowings of revolving credit facilities	62.1	147.9
Net borrowings/(repayments) of short-term debt	18.8	(10.1)
Dividends to non-controlling interest holders	(0.3)	—
Proceeds from exercise of stock options	2.0	0.2

Net cash provided by / (used in) financing activities:	82.5	(18.8)

Effect of exchange rate changes on cash and cash equivalents	43.2	13.0

Net (decrease)/increase in cash and cash equivalents	(268.1)	13.9
Cash and cash equivalents at beginning of period	379.5	372.6

Cash and cash equivalents at end of period	$111.4	$386.5

WABCO HOLDINGS INC.

Q3 2010 Data Supplement Sheet (Unaudited)

	Quarter Ended September 30,
(Amounts in millions, except per share data)	2010	% of Sales/ Adj Sales	2009	% of Sales/ Adj Sales	Chg vs. 2009	% Chg vs. 2009
Sales
Reported	$545.2		$382.0		$163.2	42.7%
Foreign exchange translational effects	25.7		—		25.7

Adjusted Sales	$570.9		$382.0		$188.9	49.5%

Gross Profit
Reported	$148.2	27.2%	$86.8	22.7%	$61.4	70.7%
Streamlining costs	2.3		11.0		(8.7)
Separation costs	0.3		0.3		—

Performance Gross Profit	$150.8	27.7%	$98.1	25.7%	$52.7	53.7%
Foreign exchange translational effects	8.8		—

Adjusted Gross Profit	$159.6	28.0%	$98.1	25.7%	$61.5	62.7%

Selling, Administrative, Product Engineering Expenses and Other

Reported	$93.4	17.1%	$89.8	23.5%	$3.6	4.0%
Streamlining costs	1.6		(7.6)		9.2
Separation costs	(0.6)		(1.1)		0.5

Performance Selling, Administrative, Product Engineering Expenses and Other	$94.4	17.3%	$81.1	21.2%	$13.3	16.4%

Foreign exchange translational effects	6.5		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$100.9	17.7%	$81.1	21.2%	$19.8	24.4%

Operating Income/(Loss)
Reported	$54.8	10.1%	$(3.0)	-0.8%	$57.8	+++
Streamlining costs	0.7		18.6		(17.9)
Separation costs	0.9		1.4		(0.5)

Performance Operating Income	$56.4	10.3%	17.0	4.5%	39.4	+++

Foreign exchange translational effects	2.3		—

Adjusted Operating Income	$58.7	10.3%	$17.0	4.5%	$41.7	+++

EBIT (Earnings Before Interest and Taxes)
Reported Operating Income/(Loss)	$54.8		$(3.0)		$57.8
Equity in Income of Unconsolidated Joint Venture	3.2		1.6		1.6
Other non-operating expenses, net	0.1		(4.5)		4.6
Indemnification and Other settlements	—		41.3		(41.3)
Impact from India JV transaction	—		0.6		(0.6)
Net income attributable to noncontrolling interest	(3.2)		(1.7)		(1.5)

EBIT	$54.9	10.1%	$34.3	9.0%	$20.6	60.1%

Streamlining costs	0.7		18.6		(17.9)
Separation costs	1.7		(35.9)		37.6
Impact from India JV transaction	—		(0.6)		0.6

Performance EBIT (Earnings Before Interest and Taxes)	$57.3	10.5%	$16.4	4.3%	$40.9	+++

Foreign exchange translational effects	2.2		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$59.5	10.4%	$16.4	4.3%	$43.1	+++

Pre-Tax Income
EBIT	$54.9		$34.3		$20.6

Interest (expense)/income, net	(0.5)		0.2		(0.7)

Pre-Tax Income	$54.4		$34.5		$19.9
Streamlining costs	0.7		18.6		(17.9)
Separation costs	1.7		(35.9)		37.6
Impact from India JV transaction	—		(0.6)		0.6

Performance Pre-Tax Income	$56.8		$16.6		$40.2

Net Income
Reported Net Income	$44.0		$33.8		$10.2
Streamlining cost, net of tax	0.5		15.5		(15.0)
Tax items	1.1		0.2		0.9
Separation costs, net of tax and separation related taxes	1.5		(36.4)		37.9
Impact from India JV transaction	—		(0.6)		0.6

Performance Net Income	$47.1		$12.5		$34.6

Performance Net Income per Diluted Common Share	$0.71		$0.19

Common Shares Outstanding - Diluted	66.5		64.8

Incremental Gross Profit and Operating Income Margin	Gross Profit		Operating Income
Increase in adjusted sales from ’09	188.9		188.9
Increase in adjusted income from ’09	61.5		41.7

Incremental Income as a % of Sales	33%		22%

***	Percentage Not Meaningful

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Nine Months Ended September 2010 Data Supplement Sheet

(Unaudited)

	Nine Months Ended September 30,
(Amounts in millions, except per share data)	2010	% of Sales/ Adj Sales	2009	% of Sales/ Adj Sales	Chg vs. 2009	% Chg vs. 2009
Sales
Reported	$1,548.5		$1,031.9		$516.6	50.1%
Foreign exchange translational effects	(2.5)		—		(2.5)

Adjusted Sales	$1,546.0		$1,031.9		$514.1	49.8%

Gross Profit
Reported	$437.6	28.3%	$212.5	20.6%	$225.1	+++
Streamlining costs	2.7		36.2		(33.5)
Separation costs	0.8		0.9		(0.1)

Performance Gross Profit	$441.1	28.5%	$249.6	24.2%	$191.5	76.7%

Foreign exchange translational effects	2.4		—

Adjusted Gross Profit	$443.5	28.7%	$249.6	24.2%	$193.9	77.7%

Selling, Administrative, Product Engineering Expenses and Other

Reported	$289.5	18.7%	$253.1	24.5%	$36.4	14.4%
Streamlining costs	0.8		(19.3)		20.1
Separation costs	(2.8)		1.3		(4.1)

Performance Selling, Administrative, Product Engineering Expenses and Other	$287.5	18.6%	$235.1	22.8%	$52.4	22.3%

Foreign exchange translational effects	4.4		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$291.9	18.9%	$235.1	22.8%	$56.8	24.2%

Operating Income/(Loss)
Reported	$148.1	9.6%	$(40.6)	-3.9%	$188.7	+++
Streamlining costs	1.9		55.5		(53.6)
Separation costs	3.6		(0.4)		4.0

Performance Operating Income	$153.6	9.9%	14.5	1.4%	139.1	+++

Foreign exchange translational effects	(2.0)		—

Adjusted Operating Income	$151.6	9.8%	$14.5	1.4%	$137.1	+++

EBIT (Earnings Before Interest and Taxes)
Reported Operating Income/(Loss)	$148.1		$(40.6)		$188.7
Equity in Income of Unconsolidated Joint Venture	6.9		2.1		4.8
Other non-operating expenses, net	(4.8)		(5.9)		1.1
EC fine	(400.4)		—		(400.4)
Indemnification and Other settlements	—		41.3		(41.3)
Impact from India JV transaction	—		(11.5)		11.5
Net income attributable to noncontrolling interest	(9.1)		(2.5)		(6.6)

EBIT	$(259.3)	-16.7%	$(17.1)	-1.7%	$(242.2)	+++

Streamlining costs	1.9		55.6		(53.7)
Separation costs	7.2		(36.9)		44.1
EC fine	400.4		—		400.4
Impact from India JV transaction	—		11.0		(11.0)

Performance EBIT (Earnings Before Interest and Taxes)	$150.2	9.7%	$12.6	1.2%	$137.6	+++

Foreign exchange translational effects	(1.7)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$148.5	9.6%	$12.6	1.2%	$135.9	+++

Pre-Tax (Loss)/Income
EBIT	$(259.3)		$(17.1)		$(242.2)
Interest (expense)/income, net	(1.2)		0.9		(2.1)

Pre-Tax Loss	$(260.5)		$(16.2)		$(244.3)

Streamlining costs	1.9		55.6		(53.7)
Separation costs	7.2		(36.9)		44.1
EC fine	400.4		—		400.4
Impact from India JV transaction	—		11.0		(11.0)

Performance Pre-Tax Income	$149.0		$13.5		$135.5

Net Loss
Reported Net Loss	$(290.7)		$(19.9)		$(270.8)
Streamlining cost, net of tax	1.6		48.6		(47.0)
Tax items	4.9		2.4		2.5
Separation costs, net of tax and separation related taxes	6.0		(38.4)		44.4
EC fine	400.4		—		400.4
Impact from India JV transaction	—		9.8		(9.8)

Performance Net Income	$122.2		$2.5		$119.7

Performance Net Income per Diluted Common Share	$1.85		$0.04

Common Shares Outstanding - Diluted	66.2		64.0

***	Percentage Not Meaningful

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Performance Free Cash Flow

(Unaudited)

(Amounts in millions)	Three Months Ended September 30,
	2010	2009

Net Cash (Used in) / Provided by Operating Activities	$(381.7)	$31.4

Deductions or Additions to Reconcile to Free Cash Flow:
Net purchases of property, plant, equipment and computer software	(12.1)	(11.7)

Free Cash Flow	$(393.8)	$19.7

Impact from EC fine indemnification payment (A)	(437.2)	—
Impact from accounts receivables sold into securitization program	(7.5)	—
Impact from streamlining payments, net	(1.5)	(10.5)

Free Cash Flow on a Performance Basis	$52.4	$30.2

(A) Represents 326 million Euro payment made in September translated at a Euro to USD rate of approx. 1.34 on date of payment.

Note: This statement reconciles net cash provided by operating activities to free cash flow on a performance basis. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2010 Guidance

(Unaudited)

(Amounts in millions, except per share data)	Previous Full Year 2010 Estimate	Revised Full Year 2010 Estimate

Operating Income

Reported Operating Income Margin	8.2% - 9.2%	9.4% - 9.7%
Streamlining cost, impact to margin	0.1%	0.1%
Separation costs, impact to margin	0.2%	0.2%

Performance Operating Income Margin	8.5% - 9.5%	9.7% - 10.0%

Net Income

Reported Net Income	(280.8) - ($264.4)	(247.9) - ($241.3)
Streamlining cost, net of tax	1.0	2.0
Tax items	2.0	2.0
EC fine	400.4	400.4
Separation costs, net of tax and separation related taxes	6.5	7.0

Performance Net Income	$129.1 - $145.5	$163.5 - $170.1

Reported Net Income per Diluted Common Share	($4.36) - ($4.11)	($3.85) - ($3.75)

Performance Net Income per Diluted Common Share	$1.95 - $2.20	$2.47 - $2.57

Diluted common shares outstanding (Reported)	64.4	64.4

Diluted common shares outstanding (Performance)	66.2	66.2

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.